Exhibit 10.1

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”), is entered into on this 28th day of May, 2010, by and among M2 ReInc II, LLC, a Florida company (the “Purchaser”), and M2 Global, an Antigua corporation (the “Seller”).

RECITALS

A. The Seller is in the pre-paid card business (the “Business”);

B. The Purchaser desires to purchase from the Seller, and the Seller desires to sell to the Purchaser, all of its right, title and interest in and to the Purchased Assets (as defined below);

C. The Board of Directors of the Seller has determined that proposed sale of the Purchased Assets to Purchaser is both expedient and in the best interests of the Seller and its creditors and has recommended that the Seller’s shareholders approve the proposed transaction;

NOW, THEREFORE, in consideration of the mutual promises and representations and subject to the terms and conditions herein contained, and other good and valuable consideration, had and received, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE 1: RECITALS; DEFINITIONS

The recitals set forth above are hereby incorporated in and made a part of this Agreement.

“Affiliate” of any Person means any person directly or indirectly controlling, controlled by, or under common control with, any such Person and any officer, director or controlling person of such Person.

“Agreement” has the meaning set forth in the preamble to this Agreement.

“Ancillary Agreements” means the Bill of Sale and each agreement, document, instrument or certificate contemplated by this Agreement or to be executed by the Purchaser or the Seller in connection with the consummation of the transactions contemplated by this Agreement, in each case only as applicable to the relevant party or parties to such Ancillary Agreement, as indicated by the context in which such term is used.

“Business” has the meaning set forth in the recitals to this Agreement.

“Closing” has the meaning set forth in Section 4.1.

“Closing Date” has the meaning set forth in Section 4.1.

“General Enforceability Exceptions” has the meaning set forth in Section 5.3.

“Governmental Authority” means any government, political subdivision or regulatory body, whether federal, state, local or foreign, or any agency or instrumentality of any such government or political subdivision or regulatory authority, or any federal, state, local or foreign court or arbitrator.

“Law” means any law, statute, code, ordinance, regulation or other requirement of any Governmental Authority.

“Lien” means any mortgage, lien, pledge, encumbrance, security interest, claim, charge, defect in title or other restriction.

“Material Adverse Change” means any event, change or effect that is, or is reasonably likely to become, materially adverse to the condition (financial or otherwise), properties, assets, liabilities, business, operations, results of operations or prospects of such Person or to such Person’s ability to perform its obligations under this Agreement or any Ancillary Agreement.

“Order” means any order, judgment, injunction, award, decree, ruling, charge or writ of any Governmental Authority.

“Ordinary Course of Business” shall mean the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

“Permit” means any environmental permit, license, approval, consent, or authorization issued by a Governmental Authority.

“Person” means any individual, sole proprietorship, partnership, corporation, limited liability company, unincorporated society or association, trust, or other entity.

 “Purchase Price” has the meaning set forth in Section 3.1.

“Purchased Assets” has the meaning set forth in Section 2.1.

“Purchaser” has the meaning set forth in the preamble to this Agreement.

 “Seller” has the meaning set forth in the preamble to this Agreement.

ARTICLE 2: PURCHASE AND SALE OF ASSETS

2.1 Assets to be Transferred.  At the Closing, the Purchaser shall purchase from the Seller, and the Seller shall sell, transfer, assign, convey and deliver to the Purchaser, all of Seller’s right, title and interest to all assets, rights and properties listed on Schedule 2.1  (collectively, the “Purchased Assets”).

ARTICLE 3: PURCHASE PRICE; LICENSE

3.1 Purchase Price. At Closing, in consideration for the Purchased Assets, the Purchaser shall pay or cause to be paid to the Seller by bank wire transfer of immediately available funds to an account designated in writing by the Seller, an amount in cash equal to One Hundred Dollars ($100.00), (the “Purchase Price”).

3.2 Allocation of Purchase Price. The Purchase Price shall be allocated among the Purchased Assets as set forth on Schedule 2.1 attached hereto.  Each of the parties agree that it will not take a position that is in any way inconsistent with such allocation on any income tax return, before any government agency charged with the collection of any income tax or in any judicial proceeding.

ARTICLE 4: CLOSING AND DELIVERIES

4.1 Closing. The closing of the purchase and sale of the Purchased Assets  (the “Closing”) shall take place at the offices of the Purchaser on the date hereof (the date that the Closing takes place is referred to herein as the “Closing Date”).

4.2 Deliveries by the Seller. At the Closing (unless specifically provided otherwise herein), the Seller shall deliver to the Purchaser the following items:

(a) possession of the Purchased Assets;

(b) copies of resolutions of the Board of Directors and shareholders of Seller approving the execution and delivery of this Agreement and the Ancillary Agreements, and the consummation of the transactions contemplated hereby and thereby, certified by an officer of Seller.

(c) a copy of the Bill of Sale, in the form of Exhibit A attached hereto, duly executed by the Seller;

(d) all contracts, files and other data and documents relating to the Purchased Assets in each case which are in Seller’s possession or control and are readily available to Seller without any inquiry or investigation.

4.3 Deliveries by the Purchaser.  At the Closing, the Purchaser shall deliver to the Seller the following item:

(a) the Purchase Price payable as set forth in Section 3.1; and

(b) such other documents and instruments as the Seller may reasonably request to consummate the transactions contemplated hereby.

ARTICLE 5: REPRESENTATIONS AND WARRANTIES OF THE SELLER

The Seller hereby represents and warrants to the Purchaser, except as set forth in the Schedules, that the following representations and warranties are true and correct, as of the date hereof, and will be, as of the Closing Date, true and correct, except as set forth on the Schedules attached hereto and made a part hereof:

5.1Existence and Good Standing.  Seller is a corporation duly incorporated, validly existing and in good standing under the laws of Antigua.

5.2Power.  Seller has the corporate power and authority to own, operate and lease its properties and assets as and where currently owned, operated and leased.  The Seller has the requisite power and authority to execute, deliver and perform fully its respective obligations under this Agreement and the Ancillary Agreements.

5.3 Enforceability.  The execution, delivery and performance of this Agreement and the Ancillary Agreements, and the consummation of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary action on the part of the Seller and constitute the valid and legally binding obligations of the Seller, enforceable against the Seller in accordance with their terms, except as may be limited by (a) applicable bankruptcy, reorganization, insolvency, moratorium or other similar Laws affecting the enforcement of creditors’ rights generally from time to time in effect, (b) the availability of equitable remedies (regardless of whether enforceability is considered in a proceeding at Law or in equity), and (c) applicable Laws related to the conduct of the Business (collectively, the “General Enforceability Exceptions”).

5.4No Conflict.  Neither the execution of this Agreement or the Ancillary Agreements, nor the performance by the Seller of its obligations hereunder or thereunder will violate or conflict with Seller’s Certificate of Incorporation, Bylaws or other organizational or governing document, as applicable, or any Order.  Seller has provided Purchaser with true, correct and complete copies of Seller’s Certificate of Incorporation and Bylaws.

5.5No Actions.  No agreements that affect the Purchased Assets, with the noted exception of the assignment, on May 10, 2010, by M2 Financial Ltd of its interests with SP Payments LTD to First Pay Ltd. and the execution of any agreements associated with the sale of First Pay Ltd and any paperwork or agreements required to liquidate Altair Financial, have been signed by Darren Rennick since January 2010.

ARTICLE 6:REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

The Purchaser hereby represents and warrants to the Seller as follows:

6.1Existence and Good Standing.  The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida.

6.2Power.  The Purchaser has the corporate power and authority to execute, deliver and perform fully its obligations under this Agreement and the Ancillary Agreements.

6.3        Enforceability. The execution, delivery and performance of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary action on the part of the Purchaser and constitute the valid and legally binding obligations of the Purchaser enforceable against the Purchaser in accordance with their term, except as may be limited by the General Enforceability Exceptions.

6.4        No Conflict. Neither the execution of this Agreement or the Ancillary Agreements, nor the performance by the Purchaser of its obligations hereunder or thereunder will violate or conflict with the Purchaser’s Articles of Incorporation or Bylaws or any Law or Order.

6.5        Consents. No consent, approval or authorization of any third party or Governmental Authority is required in connection with the execution and delivery by the Purchaser of this Agreement or the Ancillary Agreements or the consummation of the transactions contemplated hereby or thereby.

6.6        Acknowledgement. Except as otherwise set forth or provided for in Article 5, Purchaser agrees that the Purchased Assets are being sold by Seller and accepted by Purchaser on an “As Is, Where Is” basis without any representations or warranties of any kind, whether express or implied, by Seller as to their condition, nature, quantity, quality, sufficiency or suitability or fitness for any particular use or purpose.

ARTICLE 7:  CONFIDENTIALITY; PUBLIC DISCLOSURE

7.1        Confidentiality.  From and after the Closing, the Seller shall not, except as permitted by the License Agreement in connection with the sale of Purchased Assets, or on behalf of the Purchaser, directly or indirectly, use any of the Confidential Information (as defined below) for the Seller’s own purposes or without the prior written consent of the Purchaser, for the benefit of any other person, firm, corporation, partnership or other entity or disclose any Confidential Information to any person, firm, corporation, partnership or other entity. As used herein, the term “Confidential Information” means (i) all of the Seller’s confidential business information, trade secrets, (as defined under applicable statute or common law) innovations and inventions, expertise and know-how, customer information, pricing information, vendor information, intellectual property and other non-public information concerning the Seller’s Business (as defined below) and (ii) except as set forth below, any and all information relating to the terms of the transactions contemplated by this Agreement. “Confidential Information” does not include information which:  (i) is in or enters the public domain or is or becomes generally known in the industry without breach of the confidentiality obligations in this Agreement; or (ii) is received by the Seller from a third party without any breach of any obligation of confidentiality in respect of such information provided that the receipt of such information is not subject to any obligations of confidentiality.  Notwithstanding the foregoing, the Seller may disclose Confidential Information in the following circumstances:  (A) disclosure to third parties to the extent that the Confidential Information is required to be disclosed pursuant to a court order or as otherwise required by law, provided that the Seller promptly notifies the Purchaser as early as practicable upon learning of such requirement; and (B) disclosure to legal counsel for the Seller, accountants or professional advisors to the extent necessary for them to advise upon the interpretation or enforcement of this Agreement.

  SELLER’S COVENANTS

8.1        Access and Information.  Upon the Closing, the Seller shall not prevent the Purchaser and its authorized representatives (including but not limited to lawyers, accountants, bankers and other advisors) from full access to the properties and shall permit the Purchaser and its authorized representatives to take possession of the Purchased Assets and to inspect and make copies of all documents, records and information with respect to the Purchased Assets as the Purchaser and its authorized representatives shall reasonably request.  Notwithstanding the foregoing, to the extent that any of the Purchased Assets are colocated or commingled, the Seller and the Purchaser shall use commercially reasonable efforts during to divest any such colocated or commingled assets prior to distribution of such assets to the respective parties in accordance with the terms of this Agreement.

ARTICLE 9: MISCELLANEOUS

9.1        Expenses. All parties hereto shall bear their respective expenses incurred or to be incurred in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

9.2        Mutual Releases. In and for consideration of the provisions of Paragraph 3.1, the Seller and the Purchaser, for themselves, and for their respective agents, successors, predecessors, and assigns, hereby generally release and discharge each other and their respective agents, successors, predecessors, assigns, shareholders, officers, directors and agents from any and all sums of money, accounts, actions, suits, proceedings, claims, counterclaims, setoffs, liabilities, demands, and causes of action whatsoever, whether known or unknown, from the beginning of time through and including the date of this Agreement. The Purchaser further agrees that in and for consideration of the provisions of Paragraph 3.1 that it will with immediate effect rescind or cancel any ongoing contractual arrangement, either written or verbal, between the Seller, any company affiliated with the Seller and the Purchaser or any company or individual affiliated with the Purchaser.

9.3        No Assignment.  The rights and obligations of the parties hereunder may not be assigned without the prior written consent of the other party hereto.  Notwithstanding the previous sentence, the Purchaser may without the consent of the Seller assign its rights under this Agreement to any lender of the Purchaser or to any Affiliate of the Purchaser.

9.4        Headings.  The headings contained in this Agreement are included for purposes of convenience only, and shall not affect the meaning or interpretation of this Agreement.

9.5        Integration, Modification and Waiver.  This Agreement, together with the Exhibit, Schedules and certificates or other instruments delivered hereunder, constitutes the entire agreement between the parties hereto with respect to the Purchased Assets and associated representations, warranties and releases relating to the Purchased Assets and supersedes all prior understandings of the parties.  No supplement, modification or amendment of this Agreement shall be binding unless executed in writing by each of the parties hereto.  No waiver of any of the provisions of this Agreement shall be deemed to be or shall constitute a continuing waiver.  No waiver shall be binding unless executed in writing by the party making the waiver.

9.6        Construction.  The parties have participated jointly in the negotiation and drafting of this Agreement.  In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.  Any reference to any federal, state, local or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.  The word “including” shall mean including without limitation.  Any reference to the singular in this Agreement shall also include the plural and vice versa.  The word “knowledge” or words “known to Seller” shall mean the actual knowledge of Darren Rennick.

9.7        Severability.  If any provision of this Agreement or the application of any provision hereof to any party or circumstance shall, to any extent, be adjudged invalid or unenforceable, the application of the remainder of such provision to such party or circumstance, the application of such provision to other parties or circumstances, and the application of the remainder of this Agreement shall not be affected thereby.

9.8        Notices.  All notices and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given when delivered in person or when dispatched by electronic facsimile transfer (if confirmed in writing by mail simultaneously dispatched) or one business day after having been dispatched by a nationally recognized overnight courier service to the appropriate party at the address or facsimile number specified below:

If to the Purchaser:

M2 ReIncII, LLC
380 E. State Road 434, Suit 109
Altamonte Springs, FL 32714
Attn: President

If to the Seller:	M2 Global Ltd
Global Commerce Centre
Old Parham Road, St. John’s, Antigua
Facsimile No.: (268) 562-6277
Attention: Darren M. Rennick, President

Any party hereto may change its address or facsimile number for the purposes of this Section 9.8 by giving notice as provided herein.

9.9Governing Law.  This Agreement shall be governed by and construed and enforced in accordance with the laws of Antigua without regard to principles of conflicts of law. By execution and delivery of this Agreement, each of the parties submits to the exclusive jurisdiction, including both personal and subject matter jurisdiction, of the Court in Antigua as the exclusive proper forum in which to adjudicate any case or controversy arising hereunder. Each party hereto irrevocably waives any objection on the grounds of forum venue, forum non-convenes or any similar grounds and irrevocably consents to service of process by mail or in any manner permitted by applicable law.

 9.10Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[Signature page to follow]

IN WITNESS WHEREOF, the parties have executed this Asset Purchase Agreement as of the day and year first above written.

PURCHASER

M2 ReInc II, LLC

By:  /s/ Joseph Adams
Joseph Adams
Its:  Chief Executive Officer

SELLER

M2 Global Ltd

By: /s/ Darren Rennick
Darren Rennick
Its:  President

Exhibit A

Form of Bill of Sale

Bill of Sale

WHEREAS, M2 ReInc II, LLC, a Florida company  (the “Purchaser”), and M2 Global Ltd, an Antiguan corporation (the “Seller”) have entered into an Asset Purchase Agreement, dated as of May 28, 2010 (the “Agreement”), providing for the sale, transfer and assignment by Seller to Purchaser of all of Seller’s right, title and interest in, to and under the Purchased Assets (as such term is defined in the Agreement).

NOW, THEREFORE, in consideration of the payments made pursuant to the Agreement and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Seller hereby sells, transfers and assigns to Purchaser all of Seller’s right, title and interest in, to and under the Purchased Assets. Delivery of an executed counterpart of this Bill of Sale by facsimile transmission or by electronic transmission in PDF format shall be as effective as delivery of a manually executed counterpart hereof. This Bill of Sale shall be governed by and interpreted in accordance with the internal laws of Antigua.

Dated as of May 28, 2010

SELLER

M2 Global Ltd.

By: /s/ Darren Rennick
Darren Rennick
Its:  President

       Schedule 2.1

(a)
All Internet electronic addresses, uniform resource locators and alphanumeric designations owned by the Seller and all registrations for any of the foregoing, including, without limitation, any and all rights to the following names and domain names:  M2 Europe, M2 Europe Ltd., M2 Financial, M2 Financial Ltd., M2 ReInc, M2 ReInc. LLC, , M2 International, M2 International Ltd., iKobo, ikobo.com, iikobo.com, iikobo.org, ikobo.net, ikobocustomercare.com, ikobocustomercare.org, ikobocustomercare.net, ikobogifts.com, ikobogifts.net, ikoboinc.com, ikoboo.com., ikoboo.net, ikoboo.org, ikobosupport.com, ikobosupport.net, and ikobosupport.org.  Seller shall not claim any rights associated with the following domain names:  m2-financial.com, m2-international.com, and m2-reinc.com.

(b)	All stock the Seller owns of M2 Europe Ltd., M2 Financial Ltd., M2 ReInc, LLC, and M2 International Ltd.

Company	Number of Common Shares / Units	Purchase Price Allocation
M2 Europe Ltd. Shares	57,560,000	$25.00
M2 Financial Ltd. Shares	1000	$25.00
M2 ReInc LLC Shares	100	$25.00
M2 International Ltd. Shares	1000	$25.00

(c)	All the hardware assets that were originally acquired from Symmetrex, Inc. via a Bill of Sale dated March 10, 2009

(d)	Any claim to the patent pending (or its application) for Dynamic Card Validation Value (or also known as SAFE) and associated trademarks.